Exhibit 3.1

BANK HOLDING COMPANY MERGER AGREEMENT

This BANK HOLDING COMPANY MERGER AGREEMENT (this “Merger Agreement”), is made as of March 20, 2024, by and among Central Valley Community Bancorp, a California corporation and registered bank holding company (“CVCY”) (Entity No. 2078782), and Community West Bancshares, a California corporation and registered bank holding company (“CWBC”) (Entity No. 1994567).

RECITALS

WHEREAS, CVCY and CWBC have entered into that certain Agreement and Plan of Reorganization and Merger dated as of October 10, 2023 (the “Agreement”), providing, among other things, for the merger of CWBC with and into CVCY (the “Merger”), with CVCY as the surviving corporation; and

WHEREAS, the respective Boards of Directors of CVCY and CWBC have determined that the transactions contemplated by the Agreement, including the Merger, are advisable and in the best interests of their respective corporations and shareholders, and authorized and approved the execution and delivery of this Merger Agreement by their respective officers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and the Agreement, subject to the conditions set forth herein and the Agreement, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

Section 1. The Merger.

(a) Effective Time. The Merger shall become effective at 12:01 a.m. on April 1, 2024 (the “Effective Time”).

(b) Effect of the Merger. At the Effective Time, CWBC shall be merged with and into CVCY in accordance with the relevant provisions of the California General Corporation Law (“CGCL”). CVCY shall be the surviving corporation (the “Surviving Corporation”) in the Merger and will continue its corporate existence under the CGCL. At the Effective Time, the separate corporate existence of CWBC shall cease. The Merger shall be governed by, and shall have the effects set forth in, the CGCL.

(c) Name of the Surviving Corporation. The name of the Surviving Corporation shall be “Community West Bancshares.” Article I of the Amended and Restated Articles of Incorporation of the Surviving Corporation is hereby amended to read as follows: “The name of this corporation is Community West Bancshares.”

Section 2. Stock.

(a) Shares of CVCY. Each share of CVCY common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(b) Shares of CWBC. At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of CWBC common stock, each share of CWBC common stock issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters’ rights have been perfected) shall be converted into the right to receive, subject to adjustment and proration as provided in the Agreement, 0.7900 of a share of CVCY common stock (the “Exchange Ratio”), together with any cash in lieu of fractional shares equal to the fair value of such fractional shares. Any shares of CWBC common stock held by CWBC as treasury stock or owned, directly or indirectly, by CWBC, CVCY or any of CVCY’s subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor. At the Effective Time, the stock transfer books of CWBC will be closed and no transfer of CWBC common stock theretofore outstanding will thereafter be made. From and after the Effective Date, the holders of certificates formerly representing shares of CWBC shall cease to have any rights with respect thereto other than the rights provided herein and any dissenters’ rights they have perfected pursuant to Chapter 13 of the CGCL.

(c) Stock Options. Immediately prior to the Effective Time, CWBC shall take such actions as may be necessary such that each CWBC stock option outstanding immediately prior to the Effective Time, whether vested or unvested, shall accelerate as a result of the Merger and shall survive the Merger without cancellation and, following the Effective Time, shall represent a stock option to acquire that number of whole shares of CVCY common stock (rounded up to the nearest whole number) equal to the product of: (i) the number of shares of CWBC common stock subject to such CWBC stock option; and (ii) the Exchange Ratio, at the exercise price per share of CVCY common stock (rounded down to the nearest whole cent) equal to the quotient obtained by dividing: (A) the exercise price per share of the CWBC stock option as of immediately prior to the Effective Time; by (B) the Exchange Ratio, provided that the exercise price and the number of shares of CVCY common stock will be determined in a manner consistent with the requirements of Sections 409A or 424 of the Internal Revenue Code, as applicable. Each Assumed Option (as defined in the Agreement) will have, and be subject to, substantially the same terms and conditions of such CWBC stock option immediately prior to the Effective Time.

(d) Restricted Stock Awards. At the Effective Time, any vesting conditions applicable to each outstanding restricted stock award of CWBC common stock shall, automatically and without any action on the part of the holder thereof, accelerate in full and such restricted share award shall become free of any restrictions, any repurchase right shall lapse, and the holder thereof shall be entitled to receive the Merger Consideration (as defined in the Agreement) at the Effective Time. Any share of CWBC restricted stock will vest at the Effective Time and will be treated as any other outstanding share of CWBC common stock entitled to the Merger consideration set forth in Section 2.(b) hereof.

(e) Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of CVCY common stock shall be issued to holders of CWBC common stock. In lieu thereof, each such holder otherwise entitled to a fraction of a share of CVCY common stock shall receive, at the time of surrender of the certificate or certificates representing such holder’s CWBC common stock, an amount in cash determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the amount equal to the closing price of CVCY common stock reported on the NASDAQ Capital Market on the last day on which CVCY common stock is traded immediately preceding the Effective Time. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of, a fractional share.

Section 3. Articles of Incorporation and Bylaws.

(a) Articles of Incorporation. From and after the Effective Time, the articles of incorporation of CVCY, as in effect immediately prior to the Effective Time and as amended effective as of the Effective Time to reflect the new name of the Surviving Corporation as set forth in Section 1(c) of this Merger Agreement, shall be the articles of incorporation of the Surviving Corporation until thereafter altered, amended or repealed in accordance with their terms and applicable law.

(b) Bylaws. From and after the Effective Time, the bylaws of CVCY as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter altered, amended or repealed in accordance with their terms and applicable law.

Section 4. Officers and Directors.

(a) Directors. Effective as of the Effective Time, the number of directors that will comprise the full CVCY board of directors shall be fifteen (15). The members of the initial board of directors of the Surviving Corporation immediately after the Effective Time shall consist of nine (9) members of the CVCY board of directors immediately prior to the Effective Time and six (6) members of the CWBC board of directors immediately prior to the Effective Time, as determined by the mutual agreement of the parties to be appointed as directors of the Surviving Corporation, to hold office from the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b) Officers. The executive officers of CVCY immediately prior to the Effective Time shall be the executive officers of the Surviving Corporation, with the Chief Executive Officer of CWBC immediately prior to the Effective Time being appointed as the President of the Surviving Corporation, to hold office from the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Section 5. Conditions to Completion of the Merger.

Completion of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Agreement, any or all of which may be waived in accordance with the terms and provisions of the Agreement.

Section 6. General Provisions.

(a) Termination. This Merger Agreement shall terminate prior to the Effective Time in the event that the Agreement is terminated as provided therein. This Merger Agreement may also be terminated by mutual written consent of the parties hereto.

(b) Amendment. This Merger Agreement may be amended by CVCY and CWBC at any time prior to the Effective Time without the approval of the shareholders of CVCY or CWBC with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to CWBC shareholders in the Merger or as may otherwise be required by the Agreement or by law. This Merger Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

(c) Successors and Assigns. This Merger Agreement shall be binding upon and enforceable by the parties and their respective successors and permitted assigns. This Merger Agreement may not be assigned by any party, by operation of law or otherwise, without the prior written consent of the other party.

(d) Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Merger Agreement. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Merger Agreement and the terms of the Agreement, the terms of the Agreement are to control.

(e) Counterparts. This Merger Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

(f) Governing Law. This Merger Agreement shall be governed by the laws of the State of California (without giving effect to choice of law principles thereof).

(g) Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

(h) Severability. If any provision of this Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (i) this Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (ii) the remaining provisions of this Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Merger Agreement; and (iii) there will be added automatically as a part of this Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

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IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.

CENTRAL VALLEY COMMUNITY BANCORP

By:	/s/ James J. Kim
James J. Kim, President and CEO

By:	/s/ Steven D. McDonald
Steven D. McDonald, Secretary

COMMUNITY WEST BANCSHARES

By:	/s/ Martin E. Plourd
Martin E. Plourd, President and CEO

By:	/s/ Houria Amirkhani
Houria Amirkhani, Assistant Corporate Secretary

CERTIFICATE OF APPROVAL

OF

BANK HOLDING COMPANY MERGER AGREEMENT

James J. Kim and Steven D. McDonald hereby certify that:

1.	They are the President and Chief Executive Officer, and the Secretary, respectively, of Central Valley Community Bancorp, a California corporation (“CVCY”).

2.

This certificate is attached to the Bank Holding Company Merger Agreement dated as of March 20, 2024 (the “Merger Agreement”), by and among CVCY and Community West Bancshares, a California corporation (“CWBC”), which provides for the merger of CWBC into CVCY (the “Merger”).

3.	The Merger Agreement in the form attached hereto was duly approved by the Board of Directors of CVCY.

4.

CVCY has two classes of stock authorized consisting of shares of common stock and preferred stock. The total number of outstanding shares of CVCY common stock entitled to vote on the Merger was 11,818,039. No shares of CVCY preferred stock are outstanding.

5.	The principal terms of the Merger Agreement in the form attached hereto were duly approved by the vote of the shareholders of CVCY which equaled or exceeded the vote required.

6.	The percentage vote required was more than 50% of the outstanding shares of CVCY common stock which were entitled to vote on the Merger.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: March 20, 2024

/s/ James J. Kim
James J. Kim, President and CEO

/s/ Steven D. McDonald
Steven D. McDonald, Secretary

CERTIFICATE OF APPROVAL

OF

BANK HOLDING COMPANY MERGER AGREEMENT

Martin E. Plourd and Houria Amirkhani hereby certify that:

1.	They are the President and Chief Executive Officer, and the Assistant Corporate Secretary, respectively, of Community West Bancshares, a California corporation (“CWBC”).

2.

This certificate is attached to the Bank Holding Company Merger Agreement dated as of March 20, 2024 (the “Merger Agreement”), by and among CWBC and Central Valley Community Bancorp, a California corporation (“CVCY”), which provides for the merger of CWBC into CVCY (the “Merger”).

3.	The Merger Agreement in the form attached hereto was duly approved by the Board of Directors of CWBC.

4.

CWBC has two classes of stock authorized consisting of shares of common stock and preferred stock. The total number of outstanding shares of CWBC common stock entitled to vote on the Merger was 8,836,858. No shares of CWBC preferred stock are outstanding.

5.	The principal terms of the Merger Agreement in the form attached hereto were duly approved by the vote of the shareholders of CWBC which equaled or exceeded the vote required.

6.	The percentage vote required was more than 50% of the outstanding shares of CWBC common stock which were entitled to vote on the Merger.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: March 20, 2024

/s/ Martin E. Plourd
Martin E. Plourd, President and CEO

/s/ Houria Amirkhani
Houria Amirkhani, Assistant Corporate Secretary